As filed with the Securities and Exchange Commission on August 2, 2000.

                                                    Registration No. 333-_______


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                                 U.S. Pawn, Inc.

             (Exact name of Registrant as specified in its charter)

                                ----------------

           Colorado                                      84-0819941
(State or other jurisdiction                (I.R.S. Employer Identification No.)
of incorporation or organization)

                                 ---------------

                 7215 Lowell Blvd., Westminster, Colorado 80030
              (Address and zip code of principal executive offices)


                    1988 Employee Incentive Stock Option Plan
                            (Full title of the plan)


                  Charles C. Van Gundy, Chief Executive Officer
                                7215 Lowell Blvd.
                           Westminster, Colorado 80030
                                 (303) 657-3550
                     (Name, address, including zip code, and
          telephone number, including area code, of agent for service)

     Approximate date of commencement of proposed sale to public: From time to time after the Registration Statement becomes effective.

                           ---------------------------
                        Exhibit Index Begins at Page II-2

================================================================================
                         CALCULATION OF REGISTRATION FEE
================================================================================
Title of          Amount to be     Proposed        Proposed        Amount of
Securities         Registered       Maximum         Maximum       Registration
to be                              Offering        Aggregate          Fee
Registered                         Price Per       Offering
                                   Security          Price
--------------------------------------------------------------------------------
Common Stock,    105,000 Shares    $1.00 (3)     $105,000 (3)      $28.00 (1)
No par value         (1) (2)
================================================================================


     (1) On Sept. 11, 1991, the Registrant filed its initial Registration Statement on Form S-8, registering 500,000 shares underlying its 1988 Employee Incentive Stock Option Plan ("Plan") and paying a filing fee of $105. (The Registrant's outstanding common stock was subsequently reverse split on the basis of one share for each four shares outstanding, reducing the number of stock options from 500,000 to 125,000). On July 25, 1995, Registrant registered an additional 150,000 shares underlying the Plan. This Registration Statement on Form S-8 registers an additional 105,000 shares reserved for issuance under the Plan, for which the Registrant is paying an additional filing fee of $28.00.

     (2) This Registration Statement on Form S-8, pursuant to Rule 416, covers any additional shares of no par value Common Stock ("shares") which become issuable under the Plan set forth herein by reason of any stock dividend, stock split, recapitalization or any other similar transaction without receipt of consideration which results in an increase in the number of shares outstanding.

     (3) Estimated solely for the purpose of computing the amount of the Registration fee under Rule 457 of the Securities Act of 1933, as amended. A total of 105,000 additional shares have been authorized for issuance under the Plan at an offering price per share based upon the closing price of the Common Stock on the Nasdaq SmallCap Market on August 23, 2000, of $1.00 per share.

                                 U.S. Pawn, Inc.

                                     PART I

                   Cross Reference Sheet Required by Item 501

           Item in Form S-8                      Caption In Prospectus
           ----------------                      ---------------------

1. General Plan Information.........   Cover Page; Selling Stockholders;
                                       Description of the Plan; Tax Consequences

2. Registrant Information and
   Employee Plan Annual
   Information......................   Available Information

3. Incorporation of Documents
   by Reference.....................   Incorporation by Reference

4. Description of Securities........   Description of the Plan

5. Interests of Named Experts
   and Counsel......................   Legal Matters

6. Indemnification of
   Directors and Officers...........   Indemnification of Directors and Officers
                                       --Part II

7. Exemption from Registration
   Claimed..........................   Not Applicable

8. Exhibits.........................   See Part II, Item 8

9. Undertakings.....................   See Part II, Item 9


              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     Pursuant to the requirements of the Note to Part I of Form S-8 and Rule 428(b)(1) of the Rules under the Securities Act of 1933, as amended, the information required by Part I of Form S-8 is included in the Reoffer Prospectus which follows. The Reoffer Prospectus together with the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement constitute the Section 10(a) Prospectus.

                               REOFFER PROSPECTUS

     The material which follows, up to but not including the page beginning Part II of this Registration Statement, constitutes a prospectus, prepared on Form S-3, in accordance with General Instruction C to Form S-8, to be used in connection with resales of securities acquired under the Registrant's 1988 Employee Incentive Stock Option Plan by directors of the Registrant, as defined in Rule 405 under the Securities Act of 1933, as amended.

                                380,000 SHARES OF
                                  COMMON STOCK

                                 U.S. Pawn, Inc.
                                 ---------------

                    1988 EMPLOYEE INCENTIVE STOCK OPTION PLAN

                                 ---------------

     This reoffer prospectus relates to the offering by U.S. Pawn, Inc. and our employees, some of whom may be officers, directors and consultants, of up to 380,000 shares, subject to adjustment in certain circumstances, of our no par value common stock, purchasable by our employees, officers, directors and consultants under common stock options issued under our 1988 Employee Incentive Stock Option Plan. As of the date hereof, all 262,167 options issued under our Plan are outstanding.

                                 ---------------

     This Prospectus will also be used by our non-affiliates as well as persons who are "affiliates," as that term is defined under the Securities Act of 1933, to effect resales of the shares. We will receive no part of the proceeds of any such sales although we will receive the exercise price of the options.

                                 ---------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------

     No person is authorized to give any information or to make any representation not contained in this prospectus in connection with the offer made hereby, and, if given or made, such information or representation must not be relied upon as having been authorized by us. The delivery of this prospectus at any time does not imply that the information herein is correct as of the time subsequent to this date.

                                 ---------------

                The date of this prospectus is August ____, 2000.

                              AVAILABLE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, including Sections 14(a) and 14(c) relating to proxy and information statements, and in accordance therewith file reports and other information with the Securities and Exchange Commission. Reports and other information filed by us can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street N.W., Washington, D.C. 20549; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; 7 World Trade Center, New York, New York 10048; and 5670 Wilshire Boulevard, Los Angeles, California 90036. Copies of such material can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates and on the Commission's website at www.sec.gov. Our common stock is traded on the Nasdaq SmallCap Market under the symbol "USPN."

     We furnish annual reports to our shareholders which include audited financial statements. We may furnish such other reports as may be authorized, from time to time, by our Board of Directors.

                           INCORPORATION BY REFERENCE

     Certain documents have been incorporated by reference into this prospectus, either in whole or in part. We will provide without charge (1) to each person to whom a prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference (not including exhibits to the information unless such exhibits are specifically incorporated by reference into the information), and (2) documents and information required to be delivered to our employees pursuant to Rule 428(b). Requests for such information shall be addressed to us at 7215 Lowell Blvd., Westminster, Colorado 80030, (303) 657-3550.

                                TABLE OF CONTENTS
                                -----------------



INTRODUCTION ...............................................................   4

SELLING STOCKHOLDERS .......................................................   4

METHOD OF SALE .............................................................   4

SEC POSITION REGARDING INDEMNIFICATION .....................................   5

DESCRIPTION OF THE PLAN ....................................................   5

APPLICABLE SECURITIES LAW RESTRICTIONS .....................................   6

TAX CONSEQUENCES ...........................................................   7

LEGAL MATTERS ..............................................................   8

EXPERTS ....................................................................   8

                                  INTRODUCTION

     We are engaged in acquiring, establishing and operating pawn shops that lend money on the security of pledged tangible personal property, a transaction commonly referred to as a "pawn loan." Pawn shops provide a convenient source of consumer loans and a ready market for the resale of previously-owned merchandise acquired by us when customers do not repay pawn loans. We receive a pawn service charge to compensate us for the pawn loan. The pawn service charge is calculated as a percentage of the pawn loan amount based on the size and term of the pawn loan, in a manner similar to which interest is charged on a loan. The pledged property is held through the term of the pawn loan contract, which is generally 30 to 120 days, unless otherwise earlier paid or renewed. In the event the customer does not redeem the pledged property or renew the pawn loan, the unredeemed collateral is forfeited to us and becomes inventory available for sale in our pawn shops.

                              SELLING STOCKHOLDERS

     This prospectus covers possible sales by our officers and directors, as well as employees whose names are not included herein, of shares they acquire through exercise of options granted under the Plan. The names of these officers and directors who may be selling stockholders from time to time are listed below, along with the number of shares of common stock currently owned by them and the number of shares offered for sale hereby. The number of shares offered for sale by such individuals may be updated in supplements to this prospectus, which will be filed with the Securities and Exchange Commission in accordance with Rule 424(b) under the Securities Act of 1933, as amended. The stockholders listed below have sole voting and investment powers with respect to the shares. Their addresses are in care of us.

                                                                    Number of
Name of Selling              Shareholdings                        Shares Offered
  Stockholder                   Number            Percent          for Sale (1)
  -----------                   ------            -------          ------------

Charles C. Van Gundy            321,750             8.9%              96,250

Ronald A. Mitola                120,000             3.5%             120,000


(1)  Represents shares underlying stock options issued under the Plan.


                                 METHOD OF SALE

     Sales of the shares offered by this prospectus will be made on the Nasdaq SmallCap Market where our common stock is listed for trading, in other markets where our common stock may be traded, or in negotiated transactions. Sales will be at prices current when the sales take place and will generally involve payment of customary brokers' commissions. There is no present plan of distribution.

                     SEC POSITION REGARDING INDEMNIFICATION

     Our Articles of Incorporation and Bylaws provide for indemnification of officers and directors, among other things, in instances in which they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, our best interests and in which, with respect to criminal proceedings, they had no reasonable cause to believe their conduct was unlawful.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is therefore unenforceable.

                             DESCRIPTION OF THE PLAN

     In December 1988, our stockholders approved our 1988 Employee Incentive Stock Option Plan for the benefit of our employees, officers, directors and consultants. We believe that the Plan provides an incentive to individuals to act as employees, officers, directors and consultants and to maintain a continued interest in our operations and future. An aggregate of 275,000 options are qualified stock options and 105,000 are non-qualified stock options.

     The terms of the Plan provide that we are authorized to grant options to purchase shares of common stock, which we refer to as "options" or "option shares" to our employees, officers, directors and consultants upon the majority consent of our Board of Directors acting as a stock option committee. Any employee, officer, director or consultant is eligible to receive options under the Plan. The option price to be paid by optionees for shares may be less than the fair market value of the options shares as reported by the Nasdaq SmallCap Market on the date of the grant, and fair market value is defined as the mean price between the bid and offer prices on the grant date. Options must be exercised within 10 years following the date of grant (or sooner at the discretion of the Board of Directors), and the optionee must exercise options during service to us, or within three months of termination of such service, 12 months in the event of death on disability. In the event an optionee is terminated for cause, the option terminates immediately. The Board of Directors may set and thereafter accelerate the times at which the options are exercisable or extend the termination date of any options.

     In December 1988, a total of 500,000 shares of our authorized but unissued common stock were reserved for issuance under the Plan which was reduced to 125,000 options following a one share for four shares reverse stock split in July 1993. Subsequently, in July 2000 we authorized the issuance of an additional 105,000 shares for issuance under the Plan. A total of 262,167 options are currently outstanding at exercise prices ranging from $1.13 to $5.13 per share.

     Options under the Plan may not be transferred, except by will or by the laws of intestate succession. The number of shares and price per share of the options under the Plan will be proportionately adjusted to reflect forward and reverse stock splits. The holder of an option under the Plan has none of the rights of a shareholder until shares are issued.

     The Plan is administered by our Board of Directors, which has the power to interpret the Plan, determine which persons are to be granted options and the amount of such options.

     The provisions of the Federal Employee Retirement Income Security Act of 1974 do not apply to the Plan. Shares issuable upon exercise of options will not be purchased in open market transactions but will be issued by us from authorized shares.

     Payment for shares must be made by optionees in cash from their own funds. No payroll deductions or other installment plans have been established. No reports will be made to optionees under the Plan except in the form of updated information for the prospectus.

     There are no assets administered under the Plan and, accordingly, no investment information is furnished.

     Shares issuable under the Plan may be sold in the open market, without restrictions, as free trading securities. No options may be assigned, transferred, hypothecated or pledged by the option holder. No person may create a lien on any securities under the Plan, except by operation of law. However, there are no restrictions on the resale of the shares underlying the options.

     The Plan will remain in effect until September 2003, but may be terminated or extended by our Board of Directors. Additional information concerning the Plan and its administrators may be obtained from us at the address and telephone number indicated under "Incorporation by Reference" above.

                     APPLICABLE SECURITIES LAW RESTRICTIONS

     If the Plan optionee is deemed to be an "affiliate," as that term is defined under the Securities Act of 1933, as amended, the resale of the shares purchased upon exercise of options covered hereby will be subject to certain restrictions and requirements. Our legal counsel may be called upon to discuss these applicable restrictions and requirements with any optionee who may be deemed to be an affiliate, prior to exercising an option.

     In addition to the requirements imposed by the Securities Act of 1933, the anti-fraud provisions of the Securities Exchange Act of 1934 and the rules thereunder, including Rule 10b-5, are applicable to any sale of shares acquired pursuant to options.

     Up to 380,000 shares may be issued under the Plan. We have authorized 30,000,000 shares of common stock of which 3,327,785 shares were outstanding as of December 31, 1999. Common shares outstanding and those to be issued upon exercise of options are fully paid and nonassessable, and each share of stock is entitled to one vote at all shareholders' meetings. All shares are equal to each other with respect to lien rights, liquidation rights and dividend rights. There are no preemptive rights to purchase additional shares by virtue of the fact that a person is our shareholder. Shareholders do not have the right to cumulate their votes for the election of directors.

     Directors must comply with certain reporting requirements and resale restrictions pursuant to Sections 16(a) and 16(b) of the Securities Exchange Act of 1934 and the rules thereunder upon the receipt or disposition of any options.

                                TAX CONSEQUENCES

     If an option is exercised and if the optionee does not dispose of the shares acquired pursuant to the exercise within two years of the date of the granting of the option nor within one year from the issuance of the shares pursuant to exercise of the options, then there will not be any federal income tax consequences to us from either the exercise of the option or the receipt of the proceeds with respect to the exercise of the option. In such circumstances, the optionee would not be required to recognize any taxable income upon the exercise of the option. Furthermore, the sale of the shares received upon exercise of the option would result in long-term capital gain or long-term capital loss to the optionee based on the difference between the amount received with respect to such sale and the amount paid upon the exercise of the option.

     If an optionee exercised an option and sold the shares acquired pursuant to such exercise either within two years from the date of the granting of the option or within one year from the date of the transfer of such shares to him pursuant to his exercise of the option, then in general we would be entitled to a deduction for federal income tax purposes equal to lessor of: (1) the fair market value of the stock on the date of exercise over the option price of the stock; or (2) the amount realized on disposition over the adjusted basis of the stock. The optionee would recognize income equal to the amount of our deduction. Our deduction would be allowed, and the optionee's income would be taxable, in the year the optionee disposed of the shares. However, if the disposition occurs within two years of the date of the grant and the disposition is a sale or exchange with respect to which a loss, if sustained, would be recognized (generally any disposition other than to a related party), then the optionee's income and our deduction would not exceed the excess (if any) of the amount realized on such sale or exchange over the adjusted basis of such shares. We expect that optionees will be required to exercise their options within ten years from the date of grant although optionees may hold the shares issuable upon exercise of the options indefinitely.

     For options exercised after 1987, an individual generally must include in alternative minimum taxable income the amount by which the option price paid is exceeded by the fair market value at the time the individual's rights to the shares are freely transferable or are not subject to a substantial risk of forfeiture. The alternative minimum tax is payable only if the alternative minimum tax exceeds the regular income tax liability.

     The provision of Section 401(a) of the Code, relating to "qualified" pension, profit sharing and stock bonus plans, do not apply to the options or underlying shares covered hereby.

                                  LEGAL MATTERS

     The validity of the shares of common stock offered hereby upon exercise of options have been passed on for us by Gary A. Agron, 5445 DTC Parkway, Suite 520, Englewood, Colorado 80111. Mr. Agron is a director of our company and owns 6,000 of our shares and 30,500 of our immediately exercisable stock options.


                                     EXPERTS

     Our financial statements which were incorporated by reference to our Annual Report on Form 10K-SB for the years ended December 31, 1999, were audited by Erhardt Keefe Steiner & Hottman, independent public accountants and are incorporated herein by reference.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3. Incorporation of Documents by Reference.

     The Registrant hereby incorporates by reference in this Registration Statement the following documents previously filed with the Securities and Exchange Commission:

          (a) The Registrant's Annual Report on Form 10K-SB for the year ended December 31, 1999, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the "Exchange Act").

          (b) The Registrant's Quarterly Reports on Form 10Q-SB for the three months ended March 31, 2000 and June 30, 2000, filed pursuant to Section 13(a) of the Exchange Act.

          (c) The description of the Registrant's common stock contained in the Registrant's Registration Statement on Form S-18 filed under the Securities Act of 1933 (the "Securities Act"), (File No. 33-40261), including any amendments or reports filed for the purpose of updating such description.

          (d) The Registrant's Registration Statement on Form S-8 filed under the Securities Act, File No. 33-42699.

          (e) All other reports and subsequent reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended.

     All reports and definitive proxy or information statements filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold at the time of such amendment will be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Mr. Agron, who has rendered an opinion with respect to the common stock offered hereby is a director of the Registrant and holds an aggregate of 41,500 shares of common stock and immediately exercisable stock options.

Item 6. Indemnification of Directors and Officers.

     Incorporated by reference to the Registrant's Registration Statement on Form S-18, File No. 33-40261.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     The following is a list of Exhibits filed as part of the Registration
Statement:

     5.   Opinion of Gary A. Agron.

     23. Consent of Erhardt Keefe Steiner & Hottman, independent certified public accountants.

Item 9. Undertakings.

     The Registrant hereby undertakes (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement; to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (2) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in Registration Statement; (3) that, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (4) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Plan.

     The Registrant hereby undertakes to deliver or cause to be delivered with the prospectus to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Westminster, Colorado, on August 25, 2000.


                                 U.S. Pawn, Inc.



                                 By: /s/ Charles C. Van Gundy
                                 ----------------------------
                                 Charles C. Van Gundy, Chief Executive Officer


     Pursuant to the requirements of the 1933 Act, as amended, this Registration Statement has been signed below by the following persons on August 25, 2000.

          Signature                                    Title
          ---------                                    -----

/s/ Charles C. Van Gundy                    Chief Executive Officer and
--------------------------------            Chief Financial Officer
Charles C. Van Gundy                        (Principal Accounting Officer)



/s/ Gary A. Agron                           Director
--------------------------------
Gary A. Agron


/s/ Jack Skidell                            Director
--------------------------------
Jack Skidell


/s/ Ross L. Murphy                          Director
--------------------------------
Ross L. Murphy

                                  EXHIBIT INDEX


Exhibit No.:                       Exhibit:                            Page No.:
------------                       --------                            ---------


     5.                 Opinion of Gary A. Agron.

     23. Consent of Erhardt Keefe Steiner & Hottman, independent certified public accountants.